UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	June 11, 2008

Maiden Holdings, Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	001-34042	N/A
(State or other jurisdiction	(Commission	IRS Employer
of incorporation)	File Number)	Identification No.)

48 Par-la-Ville Road, Suite 1141	HM11
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(441) 292-7090

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 1.01 AMENDMENT OF MATERIAL DEFINITIVE AGREEMENT; ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On June 11, 2008, Maiden Insurance Company, Ltd., (“Maiden Insurance”), a wholly owned subsidiary of Maiden Holdings, Ltd. (the “Company”), and AmTrust International Insurance, Ltd of Hamilton Bermuda (“AII”), an affiliate of AmTrust Financial Services, Inc. (“AmTrust”), amended, effective as of June 1, 2008, their Quota Share Reinsurance Agreement which was entered into effective July 1, 2007. Pursuant to the amendment, AII agrees to cede and Maiden Insurance agrees to accept and reinsure Retail Commercial Package Business, which AmTrust, through Affiliates, commenced writing effective June 1, 2008, in connection with its acquisition from Trinity Universal Insurance Company, a subsidiary of Unitrin, Inc., of its Unitrin Business Insurance unit (“UBI”). Subject to required regulatory approvals, effective June 1, 2007, AII will cede 100% of the unearned premium related to in-force Retail Commercial Package Business and losses related thereto assumed by AmTrust as a result of this acquisition and 40% of AmTrusts’s net written premium and losses on Retail Commercial Package Business written or renewed on or after the effective date. The $2 million maximum liability for a single loss provided in the Quota Share Reinsurance Agreement shall not be applicable to Retail Commercial Package Business. AmTrust will be paid a ceding commission of 34.375% for Retail Commercial Package Business subject to the amendment. The Company previously disclosed its entry into the Quota Share Reinsurance Agreement between AII and Maiden Insurance on its Registration Statement on Form S-1 filed on September 18, 2007.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.

Exhibit Number	Description
99.1	Addendum No. 2 to Quota Share Reinsurance Agreement between AmTrust International Insurance, LTD Hamilton Bermuda and Maiden Insurance Company, LTD Hamilton, Bermuda.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Maiden Holdings, Ltd.
(Registrant)

Date June 13, 2008

/s/ Ben Turin
Ben Turin
Chief Operating Officer